Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS OCTOBER TRAFFIC

DALLAS, TEXAS – November 5, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.9 billion revenue passenger miles (RPMs) in October 2010, an 8.3 percent increase from the 6.3 billion RPMs flown in October 2009.  Available seat miles (ASMs) increased 5.0 percent to 8.4 billion from the October 2009 level of 8.0 billion.  The load factor for the month was 81.7 percent, compared to 79.2 percent for the same period last year.  For October 2010, passenger revenue per ASM is estimated to have increased approximately 11 percent as compared to October 2009.
For the ten months ended October 31, 2010, Southwest flew 64.9 billion RPMs, compared to 62.6 billion RPMs flown for the same period in 2009, an increase of 3.7 percent.  Available seat miles decreased 0.5 percent to 82.0 billion from the 2009 level of 82.5 billion.  The year-to-date load factor was 79.1 percent, compared to 75.9 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	OCTOBER

	2010	2009	CHANGE

Revenue passengers carried	7,787,340	7,432,565	4.8%

Enplaned passengers	9,358,790	8,776,079	6.6%

Revenue passenger miles (000)	6,851,084	6,325,204	8.3%

Available seat miles (000)	8,390,060	7,987,167	5.0%

Load factor	81.7%	79.2%	2.5	pts.

Average length of haul	880	851	3.4%

Trips flown	94,483	92,670	2.0%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	73,526,694	72,244,016	1.8%

Enplaned passengers	88,422,351	84,727,867	4.4%

Revenue passenger miles (000)	64,892,109	62,606,891	3.7%

Available seat miles (000)	82,039,058	82,482,784	(0.5)%

Load factor	79.1%	75.9%	3.2	pts.

Average length of haul	883	867	1.8%

Trips flown	930,797	945,041	(1.5)%

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